Exhibit 99.1

Date:	July 17, 2007
Contact:	Steve Wells, Los Alamos National Bank President, 505-662-5171

For Immediate Release

Trinity Capital Corporation
Announces Second Quarter Earnings for 2007

LOS ALAMOS, N.M., July 17, 2007— Trinity Capital Corporation (“Trinity”), the holding company for Los Alamos National Bank (“LANB”), Title Guaranty & Insurance Company and TCC Appraisal Services, announced preliminary unaudited earnings for the second quarter of 2007 and six months ending June 30, 2007.

Unaudited net income for the second quarter of 2007 totaled $3.264 million or $0.50 diluted earnings per share, compared to $3.342 million or $0.50 diluted earnings per share for the same period in 2006, a decrease of $78 thousand in net income and no change in diluted earnings per share.  This decrease in net income was primarily due to an increase in non-interest expense of $262 thousand and an increase in the provision for loan losses expense of $150 thousand.  The increase in non-interest expense was primarily due to an increase in supplies expense.  The increase in the provision for loan losses expense over the same period for 2006 was indicated by the reserve for loan loss analysis.  In addition, net interest income increased $93 thousand and non-interest income decreased $28 thousand.  The increase in net interest income was mainly due to an increase in the volume of earning assets.  Income tax expenses decreased $269 thousand due to lower taxable income.

Unaudited net income for the first six months of 2007 totaled $6.321 million or $0.96 diluted earnings per share, compared to $5.443 million or $0.82 diluted earnings per share for the same period in 2006, an increase of $878 thousand in net income and an increase of $0.14 in diluted earnings per share.  This increase in net income was primarily due to an increase net interest income of $1.119 million and a decrease in the provision for loan losses expense of $700 thousand.  The increase in net interest income was primarily due to an increase in the volume of earning assets.  Although the provision for loan losses expense increased during the second quarter of 2007 compared to the second quarter of 2006, the provision decreased year to date as indicated by the reserve for loan loss analysis.  In addition, non-interest expense increased $605 thousand and non-interest income increased $4 thousand.  The increase in non-interest expense was mainly due to an increase in salaries and employee benefits expense and an increase in occupancy expenses.  Income tax expenses increased $340 thousand due to higher pre-tax income.

Trinity is a bank holding company with $1.400 billion in total assets and has 286 employees.  LANB is currently in its 44th year of operation, and offers financial services at its main office in Los Alamos, an office in White Rock and two offices in Santa Fe, New Mexico.  LANB also operates a network of 30 automatic teller machines throughout northern New Mexico.  Title Guaranty & Insurance Company offers its services from its offices in Los Alamos and Santa Fe.  TCC Appraisal Services offers its services from its office in Los Alamos.

This document contains, and future oral and written statements of Trinity and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Trinity. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of Trinity’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and Trinity undertakes no obligation to update any statement in light of new information or future events.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning Trinity and its business, including additional factors that could materially affect Trinity’s financial results, is included in Trinity’s filings with the Securities and Exchange Commission.

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